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                                                                      Exhibit 11

                                 CELERITEK, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)

                                                          Three months ended         Six months ended
                                                           September 30,              September 30,
                                                         ----------------------------------------------
Primary                                                   1996           1995       1996          1995
                                                         ------       -------      ------       -------

Net income .......................................       $1,026       $  420       $1,931       $  599
                                                         ======       ======       ======       ======

Common and common equivalent shares
  outstanding:
    Common Stock .................................        7,009        1,786        6,981        1,780
    Convertible Preferred  Stock .................           --        3,201           --        3,201
    Options ......................................          327          257          349          257
Common and common stock equivalent shares related
  to stock and option issuances in accordance with
  SAB No. 55, 64, and 83 .........................           --          258           --          258
                                                         ------       ------       ------       ------
Common and common equivalent shares used in
  computing per share amounts ....................        7,336        5,502        7,330        5,496
                                                         ======       ======       ======       ======
Net income per share .............................       $ 0.14       $ 0.08       $ 0.26       $ 0.11
                                                         ======       ======       ======       ======


                                                        Three months ended         Six months ended
                                                           September 30,              September 30,
                                                         ----------------------------------------------
Fully Diluted                                             1996           1995       1996          1995
                                                         ------       -------      ------       -------
Net income .......................................       $1,026       $  420       $1,931       $  599
                                                         ======       ======       ======       ======

Common and common equivalent shares
  outstanding:
    Common Stock .................................        7,009        1,786        6,981        1,780
    Convertible Preferred  Stock .................           --        3,201           --        3,201
    Options ......................................          339          262          358          259
Common and common stock equivalent shares related
  to stock and option issuances in accordance with
  SAB No. 55, 64, and 83 .........................           --          258           --          258
                                                         ------       ------       ------       ------
Common and common equivalent shares used in
  computing per share amounts ....................        7,348        5,507        7,339        5,498
                                                         ======       ======       ======       ======
Net income per share .............................       $ 0.14       $ 0.08       $ 0.26       $ 0.11
                                                         ======       ======       ======       ======


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